Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
charlie.christy@citizensbanking.com	kristine.brenner@citizensbanking.com
CITIZENS REPUBLIC COMMENCES EXCHANGE OFFERS FOR ITS
SUBORDINATED DEBENTURES AND TRUST PREFERRED SECURITIES
FLINT, Mich., July 31, 2009 — Citizens Republic Bancorp, Inc. (Nasdaq: CRBC) announced today that it has commenced offers to exchange some or all of its outstanding 5.75% Subordinated Notes due 2013 (the “Subordinated Note Exchange Offer”) and the outstanding 7.50% Enhanced Trust Preferred Securities of Citizens Funding Trust I (the “Trust Preferred Exchange Offer”) (collectively, the “Exchange Offers”) for up to 500,000,000 shares of Citizens newly issued common stock. These offers are intended to strengthen Citizens’ capital base by raising additional Tier 1 common equity and also reduce the interest expense associated with the 5.75% Subordinated Notes due 2013 and the 7.50% Enhanced Trust Preferred Securities.
At July 29, 2009, there were $125 million principal amount of 5.75% Subordinated Notes due 2013 and $150 million stated amount of 7.50% Enhanced Trust Preferred Securities outstanding.
The Exchange Offers are subject to a number of conditions including, among others, that our shareholders approve a proposal to amend our amended and restated articles of incorporation to increase the number of authorized shares of common stock from 150 million to 1,050 million at a special meeting of shareholders to be held on September 9, 2009. In addition, the Subordinated Note Exchange Offer is subject to shareholder approval, at that same special meeting, of the issuance of common shares in exchange for the Subordinated Notes in accordance with Nasdaq Marketplace Rule 5635.
Under the terms of the Exchange Offers set forth in Citizens’ preliminary prospectus dated July 31, 2009, and the related letters of transmittal, Citizens will issue a number of common shares having a value equal to $900 for each $1,000 principal amount of 5.75% Subordinated Notes due 2013 accepted for exchange in accordance with the terms of the Subordinated Note Exchange Offer and $22.50 for each $25 liquidation amount of 7.50% Enhanced Trust Preferred Securities of Citizens Funding Trust I accepted for exchange in accordance with the terms of the Trust Preferred Exchange Offer, in each case if tendered on or prior to the early tender premium deadline. If tendered after the early premium tender deadline and before the expiration of the Exchange Offers, Citizens will issue a number of common shares having a value equal to $850 for each $1,000 principal amount of 5.75% Subordinated Notes due 2013 accepted for exchange in accordance with the terms of the Subordinated Note Exchange Offer and $21.25 for each $25 liquidation amount of 7.50% Enhanced Trust Preferred Securities of Citizens Funding Trust I accepted for exchange in accordance with the terms of the Trust Preferred Exchange Offer.

The number of the common shares to be delivered will be determined by calculating the average volume weighted average price of our common shares during the five consecutive trading day period ending on and including the second trading day immediately preceding of the Exchange Offers. The Exchange Offers will expire at 11:59 p.m., New York City time, on September 14, 2009, unless extended or earlier terminated by us. The early tender premium deadline is 5:00 p.m., New York City time, on August 13, 2009, unless Citizens extends it.
Morgan Stanley will be the Sole Arranger and Lead Manager on the Exchange Offers, and Morgan Stanley and Keefe, Bruyette & Woods, Inc. will act as dealer managers. The complete terms and conditions of the exchange offers are set forth in the Offers to Exchange and Letters of Transmittal that are being sent separately to holders of the Subordinated Notes and Trust Preferred Securities.
Additional Information
Citizens has filed a registration statement (including prospectuses) with the Securities and Exchange Commission (“SEC”) for the Exchange Offers. Before you invest, you should read the prospectuses in the registration statement and other documents Citizens has filed with the SEC for more complete information about Citizens and the Exchange Offers. The registration statement relating to the Exchange Offers has not yet become effective and common shares may not be sold nor may offers to buy be accepted in connection with the Exchange Offers prior to the time that such registration statement becomes effective. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the prospectus and letters of transmittal may be obtained upon request by contacting D.F. King & Co., Inc., the information and exchange agent at (800) 714-3312 or, for banks and brokers, at (212) 269-5550 (collect).
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell, any securities. The solicitation of offers to exchange the Subordinated Notes and the Trust Preferred Securities for common shares will only be made pursuant to Citizens’ prospectus dated July 31, 2009, and related documents that Citizens has filed or will file with the SEC.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 231 offices and 267 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871. Citizens Republic Bancorp is the 42nd largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
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